Exhibit 99.1

Sound Financial Reports Profitable Third Quarter

Bank Completes Branch Acquisition Transactions

SEATTLE--(BUSINESS WIRE)--November 5, 2009--Sound Financial Inc. (OTCBB: SNFL), holding company for Sound Community Bank, today announced financial results for the three and nine-month periods ending September 30, 2009.

For the quarter ending September 30, the company reported net income of $76,238 or $0.03 per diluted share, compared to net income of $223,079 or $0.08 per share for the same period in 2008. For the nine months ended September 30, 2009, the bank reported a net loss $151,623 or $0.05 per share.

President and CEO Laurie Stewart commented, “We are pleased that the combination of quality organic growth and continuing improvements in our core business produced a profitable quarter in spite of continuing economic challenges, higher deposit insurance costs and the increased expense of prudently growing our loan loss reserve.”

During the quarter, the Company also completed its acquisition and integration of two branches purchased from 1st Security Bank of Washington. This transaction included approximately $33 million in deposits, a leased branch facility in Tacoma and a purchased branch facility in Port Angeles. The Company has combined its existing Lakewood operations into the acquired Tacoma branch. In Port Angeles, the former 1st Security Bank branch has been consolidated into the new Sound Community Bank facility which opened in July.

Stewart continued, “Completing the acquisition and integration of two 1st Security Bank branches was a major accomplishment. While our quarterly results include some one time integration costs, the resulting gains in market share and efficiency leave us well positioned for the future.”

Including the two branch acquisitions, total deposits were $300 million at September 30, 2009, an increase of 17.9% over the previous quarter and 43.5% over the year ago period.

For the quarter ending September 30, 2009, net interest income grew to $3.1 million or 8.7% over the previous quarter. This represents a 22.8% increase over the same quarter in 2008.

Net Loans increased 1.9% from the second quarter to $287 million at September 30, 2009, a 7.5% increase over the year ago period. Total assets increased 8.9% over the previous quarter to $354 million at September 30, 2009, an increase of 21.6% over the third quarter of 2008.

Non-performing assets were 1.31% at September 30, 2009, up from 1.28% at June 30, 2009 and 0.13% at September 30, 2008. Net charge offs were $308,000 for the quarter ending September 30, 2009, compared to $511,000 in the second quarter. To address current market conditions, provision for loan loss expense was increased to $950,000 or 2.7% over the previous quarter and by 280.0% over the same quarter in 2008.

Sound Financial Inc. is the holding company for Sound Community Bank, a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Seattle-based company operates banking offices in King, Pierce, Snohomish and Clallam Counties, and is on the web at www.soundcb.com.

Forward-Looking Statements

This report contains statements that are not historical or current fact and constitute forward-looking statements. In some cases, you can identify these statements by words such as "may," "might," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of these terms and other comparable terminology. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Results of operations and business are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

CONTACT:
Sound Financial Inc.
Media:
Scott Boyer, 206-448-0884 x-312
or
Financial:
Matt Deines, 206-448-0884 x-305